INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 33-35827 of The 59 Wall Street Fund, Inc. on Form N-1A of our reports dated December 22, 2000, appearing in the annual reports to shareholders of The 59 Wall Street European Equity Fund (and the European Equity Portfolio) and The 59 Wall Street Pacific Basin Equity Fund (and the Pacific Basin Equity Portfolio) for the year ended October 31, 2000 and to the references to us under the headings "Financial Highlights" in the
Prospectus and "Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 22, 2001